UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2015

Northfield Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35791	80-0882592
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

581 Main Street, Woodbridge, New Jersey	07095
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:  (732) 499-7200

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 27, 2015, the Company approved the granting of equity awards to directors and certain employees, including a total of 125,000 restricted shares and 320,000 options to non-employee directors, and a total of 260,000 restricted shares and 545,000 options to executive officers of the Company.

The grants were made in accordance with the terms of the 2014 Equity Incentive Plan, which was approved by the stockholders at the May 28, 2014, annual meeting of stockholders.

All of the awards vest in equal installments over a five-year period, commencing one year from the date of the grant (May 27, 2015). Options have an exercise price of $14.76 per share, which was the final reported sales price of the Company's common stock on May 27, 2015, the date of the grant.

Forms of award agreements will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2015.

Item 8.01.    Other Events.

On May 27, 2015, the Company’s Board of Directors authorized an increase to its current stock repurchase plan in the amount of up to $15 million.

The repurchase program permits shares of the Company's common stock to be repurchased in open market or private transactions, through block trades, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission.   The repurchase program may be suspended, terminated or modified at any time for any reason, including market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, liquidity, and other factors deemed appropriate.  These factors may also affect the timing and amount of share repurchases.  The Company is not obligated to purchase any particular number of shares.

Item 9.01.    Financial Statements and Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHFIELD BANCORP, INC.

DATE: June 1, 2015	By:	/s/ William R. Jacobs
William R. Jacobs
Chief Financial Officer
(Principal Financial and Accounting
Officer)

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